Exhibit 99.1

            Spectrum Control Acquires Salisbury Engineering, Inc.

    FAIRVIEW, Pa., Feb. 27 /PRNewswire-FirstCall/ -- Spectrum Control, Inc. (Nasdaq: SPEC), a leading designer and manufacturer of electronic control products and systems, today announced that it has acquired all of the outstanding common stock of Salisbury Engineering, Inc. ("SEI").
    SEI, a privately-held company in Delmar, Delaware, designs and manufactures a full line of RF and microwave components and systems used primarily in military and aerospace applications. Annual sales for the company were approximately $4 million in the calendar year 2003. SEI currently employs approximately 40 people.
    Dick Southworth, Spectrum Control's President and Chief Executive Officer, commented, "With this acquisition, we are significantly expanding our microwave technology and product offerings. SEI's current products include microwave synthesizers, multiple channel filter banks and preselectors, and GPS low noise amplifiers. These complex systems incorporate advanced technologies and significantly expand our microwave capabilities. In addition, SEI's microwave component offerings (miniature chip filters, lumped element filters, band reject filters, cavity filters, and waveguides) are a natural complement to our existing frequency control product group. The expansion of our product offerings, particularly with more complex advanced systems, is a major element of our current strategic focus and long-term growth plan," he concluded.

    About Spectrum Control
    Spectrum Control is a leading designer and manufacturer of components and systems used to condition, regulate, transmit, receive, or govern electronic performance. The Company's largest markets are telecommunications equipment and military/aerospace, with applications in wireless base stations, broadband switching equipment, global positioning systems, secure communications, smart weapons and munitions, and avionic upgrades. Automotive represents an emerging market for the Company's products, with significant applications in DC motors, telematics, and electronic safety controls. Other markets for the Company's products include medical instrumentation, industrial equipment, computers, and storage devices.
    For more information about Spectrum Control and its products, please visit the Company's website at www.spectrumcontrol.com .

SOURCE  Spectrum Control, Inc.
    -0-                             02/27/2004
    /CONTACT:  Corporate Headquarters, +1-814-474-2207, or Fax,
+1-814-474-2208, or Investor Relations, John P. Freeman, Senior Vice President and Chief Financial Officer, +1-814-474-4310, both of Spectrum Control, Inc./
    /Web site:  http://www.spectrumcontrol.com /
    (SPEC)

CO:  Spectrum Control, Inc.; Salisbury Engineering, Inc.
ST:  Pennsylvania, Delaware
IN:  CPR ECP
SU:  TNM